Exhibit 99.21

CONSENT OF PROSPECTIVE DIRECTOR AND OFFICER

I, J. H. Warner, Jr., hereby consent to be named as a prospective director and officer of SAIC, Inc. in the Registration Statement on Form S-1 of SAIC, Inc., dated September 1, 2005, and any amendments thereto.

/S/ J. H. WARNER, JR.
J. H. Warner, Jr.

Dated: September 1, 2005